Exhibit 10.7

1. MASTER PURCHASE AND SALE AGREEMENT FOR DIGITAL ASSETS

This MASTER PURCHASE AND SALE AGREEMENT FOR DIGITAL ASSETS (this “Agreement”), is made and entered into as of this [  ], by and between [______], a [______] (“Liquidity Provider”) and Bitwise Investment Advisers, LLC, a limited liability company registered in Delaware (the “Sponsor”), for and on behalf of the Bitwise 10 Crypto Index Fund (“Counterparty”, and together with Liquidity Provider, the “Parties”).

WHEREAS, Counterparty from time to time may offer quotations for the purchase and sale of certain digital assets, including the execution of orders to purchase and sell Digital Assets (each such trade, a “Transaction”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. ARTICLE I.

SALE AND PURCHASE OF DIGITAL ASSETS

Section I.01 Section 1.1 Execution. The Parties may execute Transactions under this Agreement via email, instant message, SWIFT or the internet (“together, “Electronic Communication”). Once the Parties agree to the terms of a Transaction via Electronic Communication, the terms of such Transaction shall become binding on both Parties. Upon such agreement, Liquidity Provider will send Counterparty a confirmation substantially in the form of Exhibit A (a “Confirmation”). Confirmations shall be deemed to be correct, absent manifest error. The failure to send a Confirmation of the Transaction does not affect the validity of an agreed-upon Transaction.

Section 1.2 Settlement.

(a) Unless otherwise agreed and subject always to the Settlement Conditions Precedent, as promptly as reasonably possible (in light of operational limitations) following the commencement of the Settlement Window, Liquidity Provider shall initiate the transfer of digital assets or cash, as applicable, to Counterparty’s wallet or account, as applicable, as provided by or on behalf of Counterparty; provided that such transfer shall be completed prior to the end of the Settlement Window. The delivery will be complete once (i) in the case of digital assets, the transaction is verified by the relevant number of confirmations from the blockchain for the applicable digital asset as specified in the Confirmation or otherwise as reasonably determined by Liquidity Provider, and the assets are available to Counterparty, in its designated digital wallet or (ii) in the case of cash, the cash is available to Counterparty in its designated account. Counterparty acknowledges that Liquidity Provider’s delivery may be delayed to any digital wallets or accounts that have not been pre-cleared by Liquidity Provider in advance.

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(b) Unless otherwise agreed, promptly after receiving delivery in accordance with Section 1.2(b), Counterparty shall initiate the transfer of digital assets or cash, as applicable, to Liquidity Provider’s wallet or account, as applicable, as provided by Liquidity Provider. The delivery will be complete once (i) in the case of digital assets, the transaction is verified by the relevant number of confirmations from the blockchain for the applicable digital asset as specified in the Confirmation or otherwise as reasonably determined by Liquidity Provider, and the assets are available to Liquidity Provider, in its designated digital wallet or (ii) in the case of cash, the cash is available to Liquidity Provider in its designated account. Once Counterparty’s delivery is complete, the Transaction is finally and irrevocably settled.

(c) For purposes of this Agreement:

(i) “Settlement Conditions Precedent” means the conditions precedent to Liquidity Provider initiating settlement of a Transaction that (1) Counterparty has provided adequate assurance, supported by reasonable evidence if requested by Liquidity Provider, that it has sufficient assets to timely settle such Transaction upon Liquidity Provider’s performance under Section 1.2(b), and (2) there has not occurred an Event of Default or potential Event of Default (i.e., an event that with the giving of notice or passage of time, or both, would constitute an Event of Default) in respect of Counterparty or Sponsor.

(ii) “Settlement Window” means, unless otherwise agreed, if such Transaction is executed on T (T being a Business Day), the period commencing at 12am EST on T+1 (T+1 being a Business Day) and ending at 11:59 pm EST on T+1. A Business Day is defined as any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

Section 1.3 Transaction Netting. Unless otherwise agreed by the Parties, if the Parties enter into two or more outstanding Transactions with each other in a given settlement period, then: (a) the Party obligated to deliver the greater amount of a given digital asset across any such Transactions will deliver the net outstanding balance of such digital asset; and (b) the Party obligated to deliver the greater amount of cash across any such Transactions will deliver the net outstanding balance of cash.

Section 1.4 Authorized Traders. Liquidity Provider may rely on any communication provided by any person that Liquidity Provider reasonably believes is authorized by Counterparty, whether or not such person has actual authority, and Counterparty agrees to be bound by such communications. Counterparty will provide Liquidity Provider with a list of Authorized Traders.

Section 1.5 Forks and Airdrops. Unless otherwise agreed, any purchased digital asset will not include any additional digital assets resulting from a fork or airdrop that has occurred after execution and before settlement.

Section 1.6 Clearly Erroneous Transactions. Neither Party will be liable for clearly erroneous transactions. A “clearly erroneous transaction” is an executed Transaction that the parties agree is erroneous or that Liquidity Provider reasonably and in good faith determines is erroneous. Liquidity Provider may cancel or correct a clearly erroneous transaction and Counterparty agrees to be bound by such action.

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ARTICLE II.

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

Section 2.1 Representations and Warranties. Each Party and, in the case of paragraphs (a), (b), (c), (e) and (h), Sponsor represents and warrants to the other, as of the date hereof and as of the date of each Transaction that:

(a) (i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) it has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate any Transactions; and (iii) its execution and delivery of this Agreement, its performance of its obligations hereunder and the consummation of the Transactions have been duly authorized by all requisite action on its part.

(b) This Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, does or will violate any applicable law, rule or regulation or conflict with, violate or constitute a default under any material agreement to which it is a party.

(d) It is trading as principal for its own account, out of immediately available assets, and not for the account of any other individual, person or entity.

(e) It is not (i) on a list of specially designated nationals and blocked persons under the Office of Foreign Assets Control, (ii) a shell bank or (iii) resident in, or transferring funds from, a non-cooperative jurisdiction.

(f) With respect to any digital asset such Party sells, transfers and delivers to the other Party, the transferring Party is the lawful owner of such digital asset with good and marketable title thereto, and the transferring Party has the absolute right to sell, assign, convey, transfer and deliver such digital asset. Such digital asset is free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(g) It is the owner of each wallet to which it instructs the other Party to make a transfer, and has good title thereto. Each of its wallets is owned and operated solely for the benefit of such Party, and no person has any right, title or interest in any such wallet.

(h) It is at all times during the term of this Agreement and any Transaction hereunder, in material compliance with all applicable laws, rules and regulations. It is not, and has never been, engaged in any market manipulation, front running, spoofing or any other illegal activity.

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Additionally, the Sponsor represents and warrants to Liquidity Provider, as of the date hereof and as of the date of each Transaction that:

(i) Counterparty has granted to Sponsor, and Sponsor has, actual authority to enter into this Agreement and any Transaction on behalf of Counterparty and to perform on behalf of Counterparty all of Counterparty’s obligations hereunder.

Section 2.2 Acknowledgements. Counterparty and Sponsor each agrees, understands and acknowledges that:

(a) Liquidity Provider engages in the bilateral purchase and sale of digital assets, including any Transaction contemplated by this Agreement, solely on a proprietary basis for its own account, and does not act as an exchange, broker or custodian for Counterparty.

(b) Liquidity Provider is not providing and will not provide any fiduciary, advisory, exchange or other similar services with respect to Counterparty or Sponsor, any person related to or affiliated with Counterparty or Sponsor, any customers of Counterparty or Sponsor, or any transaction subject to this Agreement.

(c) Counterparty and Sponsor are solely responsible for any decision to enter into a Transaction subject to this Agreement, including the evaluation of any and all risks related to any such Transaction. In entering into any Transaction, neither Counterparty nor Sponsor has relied on any statement or other representation of Liquidity Provider.

ARTICLE III.

DEFAULT

Section 3.1 Events of Default. Any of the following events in respect of a Party or Sponsor constitutes an event of default (“Event of Default”) (if such event occurs in respect of (x) Liquidity Provider, the non-defaulting Party shall be Counterparty and Counterparty shall be the defaulting Party, and (y) Counterparty or Sponsor, the non-defaulting Party shall be Liquidity Provider and the defaulting Party shall be Counterparty):

(a) A failure to comply with Section 1.2;

(b) Any representation or warranty proves to be untrue in any material respect;

(c) A material breach in the performance by a Party of any other agreements, conditions, covenants, provisions or stipulations contained in the Agreement;

(d) Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings shall be instituted by or against a Party; or

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(e) The Sponsor (i) ceases to, or ceases to have authority to, act for or on behalf of Counterparty, or (ii) has instituted against it any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings.

Section 3.2 Remedies. Upon the occurrence of any Event of Default, the non-defaulting Party may, at its option: (i) close-out, cancel, liquidate, sell, accelerate and/or terminate (a “Close Out”) any Transaction any related positions; (ii) use the proceeds obtained from any such Close Out to discharge any of the defaulting Party’s obligations to the non-defaulting Party, including any unpaid or undelivered amounts, losses and costs (including losses due to the change in the market value of any applicable digital assets); (iii) in lieu of effecting a Close Out of any Transactions or related positions, elect to determine in good faith and in a commercially reasonable manner its losses and costs in connection with the defaulting Party’s obligations and calculate the amounts owed by the defaulting Party to the non-defaulting Party (including any unpaid and undelivered amounts, and including losses due to the change in the market value of any applicable digital assets); and (iv) set-off, net, and recoup any due and payable obligations to the defaulting Party under this Agreement against any due and payable obligations to the non- defaulting Party. The non-defaulting Party’s rights and remedies hereunder are cumulative and are in addition to any other rights and remedies available in law or equity. The defaulting Party shall remain liable for any unpaid or undelivered amounts, and, to the extent permitted by law, for interest on any amount not paid when due.

ARTICLE IV.

CONFIDENTIALITY

Section 4.1 Non-Disclosure. Each receiving entity (i.e., a Party or Sponsor) shall at all times maintain the confidentiality of Confidential Information with the same standard of care as it uses for its own confidential information, but no less than a reasonable standard of care. The receiving entity may disclose Confidential Information: (i) to its affiliates and its and their employees, officers, directors, advisers, lenders, rating agencies, agents, affiliates and representatives who have been informed of the confidential nature of the information, or (ii) to the extent such information is required or requested to be disclosed by law, rule, regulation or judicial order (including by any self-regulatory organization having jurisdiction or claiming to have jurisdiction over the receiving Party). In all other circumstances, the receiving entity shall not disclose any Confidential Information, either directly or indirectly, to any third party without the disclosing entity’s prior written consent.

“Confidential Information” means, with respect to a disclosing entity (i.e., a Party or Sponsor), any non-public information or data provided or disclosed by any entity to the another entity in any form or medium including information regarding the disclosing entity’s or its affiliates’ financial condition, management and business, business relationships, accounting practices, systems, contracts, and/or investment strategies as well as the terms and existence of this Agreement and any Transaction. Notwithstanding the above, Confidential Information shall not include information that (i) is or becomes available to the general public other than by disclosure by the receiving entity or its representatives; (ii) was known to the receiving entity previously or was rightfully obtained by the receiving entity from a third party, provided that, in either case, the source of such information was not known to be bound by a confidentiality obligation with respect to such information; or (iii) is independently developed by the receiving entity.

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Section 4.2 Publicity. Neither Liquidity Provider on the one hand, nor Counterparty or Sponsor on the other hand, shall use the other’s trade names, trademarks, service marks, or domain name, or otherwise refer to the other in any promotional material, website, advertisement, news release or any other publication without the other’s prior written consent.

Section 4.3 Data. Liquidity Provider is the sole owner of, and retains all right, title and interest in, any price quotation available via the Liquidity Provider (“Data”), including all intellectual or proprietary rights therein or related thereto. Counterparty may only use Data for the purpose of entering into Transactions with Liquidity Provider. Neither Counterparty nor Sponsor will, nor will either of them permit anyone to, copy, reproduce, retransmit, redistribute, furnish, communicate or otherwise make available any portion, derivation or revision of the Data in any medium, print or electronic, in any manner, whether within or outside Counterparty, without the express written consent of Liquidity Provider, except on an anonymized basis to its customers solely for the purpose of facilitating Transactions hereunder. Data constitutes “Confidential Information” of Liquidity Provider under this Agreement, subject to the exception in the previous sentence. Without limiting the generality of the foregoing, Counterparty may only share Data with its employees on a need to know basis for purposes of OTC trading.

ARTICLE V.

LIMITATION OF LIABILITY; INDEMNITY

Section 5.1 Limitation of Liability. Liquidity Provider shall have no liability: (i) with respect to any breach of this Agreement which does not arise from its bad faith or gross negligence, (ii) for any act or omission (including insolvency) or delay of any third party, including any bank, digital wallet provider or digital currency exchange or any of their agents or subcontractors, (iii) for any interruption or delays of service, system failure, or errors in the design or functioning of any electronic system, or (iv) for any consequential, indirect, incidental, or any similar damages (even if informed of the possibility or likelihood of such damages).

Section 5.2 Indemnity. Counterparty and Sponsor will each, on a several basis (and without duplication), indemnify, defend and hold Liquidity Provider harmless together with its officers, directors, members, partners, affiliates and employees, agents and licensors (the “Indemnified Parties”) from and against all losses, liabilities, judgments, proceedings, claims, damages and costs (including attorneys’ fees) resulting from any third-party action related to: (i) Counterparty’s breach of the terms of this Agreement, (ii) Counterparty’s violation of any applicable law, rule or regulation, (iii) Liquidity Provider’s reliance on any instruction (in whatever form delivered) which it reasonably believed to have been given by Counterparty, or (iv) other acts or omissions in connection with the execution of Transactions with Liquidity Provider. Neither Counterparty nor Sponsor will, settle any matter without Liquidity Provider’s prior written consent of unless such settlement contains a full release of the Indemnified Parties and does not otherwise require an admission of liability by any Indemnified Party. For the avoidance of doubt, this indemnity provision shall survive any termination of this Agreement.

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ARTICLE VI.

MISCELLANEOUS

Section 6.1 Term. This Agreement shall remain in effect until terminated in writing by either Party.

Section 6.2 Taxes. Each Transaction is exclusive of any applicable taxes. Each Party shall be responsible for paying its own taxes, if any, in connection with any Transaction. Prior to entering into any Transactions hereunder, each Party will provide the other Party with a valid, complete IRS Form W-9 or applicable IRS Form W-8.

Section 6.3 Notices, Consents, etc. Notices hereunder will be effective upon delivery, if in writing and sent by hand, certified mail, or by overnight courier, return receipt requested, if to Counterparty, to the address on record and invoices to backoffice@bitwiseinvestments.com, and if to Liquidity Provider, [______]. If to Counterparty legal notice: [______].

Section 6.4 Amendments; Waivers. This Agreement may be amended only by written consent of both Parties. No Party by its failure or delay to exercise, or by its single or partial exercise of, a right or remedy, will be deemed to have waived any right or remedy, by operation of law or otherwise.

Section 6.5 Assignments. Neither Party nor Sponsor may assign this Agreement without the written consent of the other party; provided that Liquidity Provider may assign to an affiliate at any time with prompt notice to Counterparty.

Section 6.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 6.7 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law. The parties to this agreement will submit all disputes arising under this agreement to arbitration in New York, New York in accordance with the rules of the American Arbitration Association (“AAA”). The parties hereby consent to service of process by email, in accordance with such rules. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Section 6.8 Entire Agreement. This Agreement and each Transaction executed after the date hereof constitutes the entire agreement between the Parties and supersedes any existing agreements between the Parties, oral or written, concerning this subject matter.

Section 6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

[_______], as Liquidity Provider

By:

Name:

Title:

Bitwise Investment Advisers, LLC, by and on behalf of Bitwise 10 Crypto Index Fund and solely in its capacity as Sponsor of the Bitwise 10 Crypto Index Fund

By:

Name:

Title:

Bitwise Investment Advisers, LLC, as Sponsor in its individual capacity

By:

Name:

Title:

2. Exhibit A: Form of Confirmation for Manual Execution

Date: [  ] [Time]

Buyer: [  ]

Seller: [  ]

Ticker: [  ]

Quantity: [  ]

Price: [  ]

Currency: [  ]

Net Amount: [  ]

[Liquidity Provider Bank Information for USD:

Bank Name: ____________

SWIFT ID: ____________

Account Number: ____________

or

Liquidity Provider Wallet Information

Wallet destination: ____________________]

Please confirm that you agree with the details of the trade and provide us with your [bank account] [digital wallet] information. Please note that any bank account or digital wallet that has not been pre-cleared by Liquidity Provider may delay settlement.

[For sales by Liquidity Provider: [Quantity/ ticker] will be sent after receipt of the funds.]

[For purchases by Liquidity Provider: [Price] will be sent after [number of] confirmations.]